As filed with the Securities and Exchange Commission on March 10, 2008.
File Nos. 333-108256 and 333-115745

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRAPHIC PACKAGING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-2205241 (I.R.S. Employer Identification No.)

814 Livingston Court, Marietta, Georgia (Address of Principal Executive Offices)	30067 (Zip Code)
2004 Stock and Incentive Compensation Plan
Riverwood Holding, Inc. Stock Incentive Plan
Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan
Riverwood Holding, Inc. 2002 Stock Incentive Plan
2003 Riverwood Holding, Inc. Long-Term Incentive Plan
2003 Riverwood Holding, Inc. Directors Stock Incentive Plan
Graphic Packaging Equity Incentive Plan
Graphic Packaging Non-Employee Director Plan

Stephen A. Hellrung, Esq.
Senior Vice President, General Counsel and Secretary
814 Livingston Court
Marietta, Georgia 30067
(Name and Address of Agent For Service)
(770) 644-3000
(Telephone number, including area code, of agent for service)
Copies to:
William Scott Ortwein, Esq.
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
(404) 881-7000
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” in Rule 12b-2 of the Exchange Act, (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the registration statements on Form S-8 (File Nos. 333-108256 and 333-115745, (the “Registration Statements”) of Graphic Packaging Corporation (the “Company”) filed with the Securities and Exchange Commission on May 21, 2004 and August 27, 2003, respectively, which registered an aggregate of 55,586,740 shares of the Company’s common stock to be issued to participants under the following Company plans:
2004 Stock and Incentive Compensation Plan
Riverwood Holding, Inc. Stock Incentive Plan
Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan
Riverwood Holding, Inc. 2002 Stock Incentive Plan
2003 Riverwood Holding, Inc. Long-Term Incentive Plan
2003 Riverwood Holding, Inc. Directors Stock Incentive Plan
Graphic Packaging Equity Incentive Plan
Graphic Packaging Non-Employee Director Plan
(collectively, the “Plans”).
     The outstanding awards issued under the Plans were assumed by Graphic Packaging Holding Company (formerly known as New Giant Corporation) pursuant to the Transaction Agreement and Agreement and Plan of Merger dated as of July 9, 2007 by and among the Company, Bluegrass Container Holdings, LLC, TPG Bluegrass IV, L.P., TPG Bluegrass IV — AIV 2, L.P., TPG Bluegrass V, L.P., TPG Bluegrass V — AIV 2, L.P., Field Holdings, Inc., TPG FOF V-A, L.P., TPG FOF V-B, L.P., BCH Management, LLC, Graphic Packaging Holding Company and Giant Merger Sub, Inc.
     In accordance with an undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration a total of 33,421,797 securities of the Company registered but unsold under the Registration Statements. The table below provides details regarding each plan listed above and the number of shares deregistered under such plan.

Shares
Plan	Deregistered
2004 Stock and Incentive Compensation Plan	20,593,130
Riverwood Holding Inc. Stock Incentive Plan	1,567,788
Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan	744,952
Riverwood Holding, Inc. 2002 Stock Incentive Plan	6,503,948
2003 Riverwood Holding, Inc. Long-Term Incentive Plan	1,222,866
2003 Riverwood Holding, Inc. Directors Stock Incentive Plan	0
Graphic Packaging Equity Incentive Plan	2,775,475
Graphic Packaging Non-Employee Director Plan	13,638
TOTAL	33,421,797
(Signatures on the following page)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, on this 10th day of March, 2008.

GRAPHIC PACKAGING CORPORATION
/s/ Stephen A. Hellrung
Stephen A. Hellrung Senior Vice President, General Counsel and Secretary
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David W. Scheible David W. Scheible	Director, President and Chief Executive Officer (Principal Executive Officer)	March 10, 2008

/s/ Daniel J. Blount Daniel J. Blount	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 10, 2008

/s/ Deborah R. Frank Deborah R. Frank	Vice President and Controller (Principal Accounting Officer)	March 10, 2008

/s/ Stephen A. Hellrung Stephen A. Hellrung	Director, Senior Vice President, General Counsel and Secretary	March 10, 2008